Exhibit 5.1

ELECTRA TOWER	INFO@GOLDFARB.COM
98 Yigal Alon Street	WWW.GOLDFARB.COM
Tel Aviv 6789141, Israel
Tel +972 (3) 608-9999
Fax +972 (3) 608-9909

October 29, 2014

ReWalk Robotics Ltd.

Kochav Yokneam Building, Floor 6

P.O. Box 161

Yokneam Ilit, 20692

Israel

Ladies and Gentlemen,

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of ReWalk Robotics Ltd. (the “Company”), relating to 121,482 of the Company’s Ordinary Shares, par value NIS 0.01 per share (the “Ordinary Shares”), issuable under the Argo Medical Technologies, Ltd. 2006 Stock Option Plan (the “2006 Plan”), 994,158 of the Ordinary Shares issuable under the Argo Medical Technologies, Ltd. 2012 Equity Incentive Plan (the “2012 Plan”) and 281,106 of the Ordinary Shares issuable under the ReWalk Robotics Ltd. 2014 Incentive Compensation Plan (the “2014 Plan,” and together with the 2006 Plan and the 2012 Plan, the “Plans,” and all of the Ordinary Shares issuable under the Plans, the “Shares”).

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of copies submitted to us, the authenticity of the originals of such copies and, as to matters of fact, the accuracy of all statements and representations made by officers of the Company.

Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion the Shares have been duly and validly authorized, and when, and if, issued and paid for pursuant to the terms of the Plan will be validly issued, fully paid and non-assessable.

This opinion is rendered as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

/s/ Goldfarb Seligman & Co.